Exhibit 99.1
REPROS TO HOST ANALYST MEETING, JULY 24, 2008
     THE WOODLANDS, Texas—(BUSINESS WIRE) July 14, 2008—Repros Therapeutics Inc. (NasdaqGM:RPRX) announced that it will host an analyst meeting for the financial community beginning at 10:00 a.m. Eastern Time on Thursday, July 24, 2008 in New York City. The event, which is by invitation only, will focus on Repros’ clinical drug candidate Proellex ®.
     Scheduled speakers include:
▪	Mary Lou Ballweg — President/Executive Officer of The Endometriosis Association

▪	Carla Dionne — Executive Director of The National Uterine Fibroids Foundation

▪	Jay Goldberg, MD — Director of the Jefferson Fibroid Center at Thomas Jefferson University Hospital

▪	George Mutter, MD — Associate Professor of Pathology at Harvard Medical School, Department of Pathology, Brigham and Women’s Hospital

▪	Alfred Poindexter, MD — Director of the Division of Contraceptive Research and Development at Baylor College of Medicine. Dr. Poindexter’s clinical research site has had patients on drug for over two years. We are hoping to hear from two of his patients at the meeting.

▪	Andre van As, Sr. VP of Regulatory and Clinical Affairs and Chief Medical Officer, Repros Therapeutics Inc.
     There will be a live video webcast of the event and subsequently archived for at least one month on the company’s website http://www.reprosrx.com under the “Events” heading on the home page. To ensure a timely connection to a webcast, it is recommended that users register at least 15 minutes prior to the scheduled start time.
About Repros Therapeutics Inc.
Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.
Our lead drug, Proellex ®, is a selective blocker of the progesterone receptor and is being developed for the treatment of symptoms associated with uterine fibroids and endometriosis. We are also developing Proellex as a short course pre-surgical treatment for anemia associated with excessive menstrual bleeding related to uterine fibroids. There is no currently-approved effective long-term orally administered drug treatment for uterine fibroids or endometriosis. In the United States alone, 300,000 women per year undergo a hysterectomy as a result of severe uterine fibroids.
Our second product candidate, Androxal ®, is a single isomer of clomiphene citrate and is an orally active proprietary small molecule compound. We are developing Androxal for men with low testosterone and adult-onset idiopathic hypogonadotrophic hypogonadism (“AIHH”) with concomitant plasma glucose and lipid elevations, all of which are components of Metabolic Syndrome. We are also developing Androxal for men of reproductive age with low testosterone levels who want to improve or maintain their fertility and/or sperm function while being treated for low testosterone.
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to raise additional capital in a timely manner and on acceptable terms or at all, Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such studies, limited patient populations of clinical studies to date and the possibility that final data may not be consistent with interim data and such other risks which are identified in the Company’s most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
For more information, please visit the Company’s website at http://www.reprosrx.com.

Contacts:	Joseph Podolski
President & CEO
Repros Therapeutics Inc.
281-719-3447